July 25, 2001

XL Capital Ltd completes purchase of Winterthur
International

Contact:
Gavin R. Arton
Investor Relations
441-294-7104

Roger R. Scotton
Media Relations
441-294-7165

HAMILTON, BERMUDA (July 25, 2001) XL Capital Ltd (NYSE: XL) ("XL" or "the Company") announced today that it has completed the purchase of Winterthur International ("WI") from Winterthur Swiss Insurance Company, a business unit of Credit Suisse Group.

The all-cash transaction, announced by the Company on February 16, 2001, is valued at approximately $405 million. This value is based on financial statements for the business being acquired as at December 31, 2000, and is subject to adjustment based on the completion of audited financial statements for WI as at and for the period ending June 30, 2001. The final purchase price will reflect, among other things, capital contributions by Winterthur Insurance of approximately $45 million to the acquired business made since December 31, 2000. The value of the transaction is less than previously announced due to, among other things, the exclusion of certain parts of the business agreed by the parties.

XL President and Chief Executive Officer Brian M. O'Hara said: "The completion of this acquisition is a transforming and exciting achievement for XL and an important milestone in the Company's history. Winterthur International has a quality brand and transacts large-account commercial property and casualty business in 27 countries. This purchase immediately provides us in particular with a strong European franchise and with market conditions continuing to improve, we believe that the timing could not be better for XL's expansion into a truly global provider of insurance, reinsurance and financial products and services. This is a significant strategic expansion for XL that will increase the gross written premiums of the Company's insurance operations to approximately $3 billion, about 40 percent of which will come from large-account risk management business."

The transaction includes Winterthur International Insurance Company based in the United Kingdom, Winterthur International Insurance Switzerland and Winterthur International America Insurance in the United States, and selected Winterthur International insurance portfolios.

As previously announced, XL will integrate its risk management business into WI and intends to change the name of WI to XL Winterthur International ("XLWI").

The financial impact of the acquisition will be discussed in a conference call on August 7, 2001, in conjunction with the release of the Company's


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second quarter results. A live on-line web cast of this call will be available at www.xlcapital.com.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products to industrial, commercial and professional service firms, insurance companies, and other enterprises on a worldwide basis. As at March 31, 2001, XL Capital Ltd had consolidated assets of approximately $17.6 billion and consolidated shareholders' equity of approximately $5.7 billion. More information about XL is available on www.xlcapital.com.

This press release may contain forward-looking statements. Such statements are based on current plans, estimates and expectations and, accordingly, involve inherent risks and uncertainties including, but not limited to, business, financial and integration risks associated with the acquisition. Additional risk factors, which could cause actual results to differ materially from those contained in forward-looking statements, are identified in XL's most recent annual report on Form 10-K and other documents on file with the Securities and Exchange Commission. XL Capital does not undertake any duty to update publicly any forward-looking statements contained herein in light of new information or future developments.

updated: 10:23 hours ADT Wed, 25 Jul, 2001